[GTC TELECOM CORP. LETTERHEAD]


February 5, 1999

Mr. Michael R. Novotny
3666 Oak Haven Lane
Chino Hills, CA 91709-2882

Dear Mike,

We are pleased to offer you a position at GTC Telecom Corp. (the
"Company") as our Business Operations Analyst. As we discussed, your offer package includes the following:

       State date:       February 11, 1999
       Salary:           $50,000 annual
       Stock Options:    1,000 options @$1.00 purchase price per share,
                           Vested in 6 months from hire date
                         4,000 options @$5.00 purchase price per share,
                           1/3 vesting every year from hire date.
       Medical/Dental:   GTC coverage to commence 90 days from hire date.

In accordance with the Company's general employment practices, your employment with the Company will be on an "at-will" basis. Please sign below indicating your acceptance of the terms of your offer and return the original to the Company.

Mike, we look forward to having you as part of Team GTC. Welcome aboard!


Regards,

/s/ Mark Fleming
Mark Fleming
Executive Vice President


                              /s/ Michael R. Novotny
                              Michael R. Novotny